Exhibit 99.1

American States Water Company Announces
First Quarter 2021 Results
•36.8% increase in consolidated diluted EPS over first quarter of 2020
(20.9% increase over adjusted first quarter 2020 diluted EPS)
•Increased earnings per share in all business segments
San Dimas, California, May 3, 2021…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.52 for the quarter ended March 31, 2021, as compared to basic and fully diluted earnings per share of $0.38 for the quarter ended March 31, 2020, a 36.8% increase. Included in the results for the first quarter of 2020 were losses totaling $2.4 million, or approximately $0.05 per share, incurred on investments held to fund one of the company's retirement plans that resulted from the negative effects at the start of the COVID-19 pandemic early last year on the financial markets. Excluding this item from the results for the first quarter of 2020, consolidated diluted earnings for the first quarter of 2021 increased by $0.09 per share, or 20.9%, as compared to the same period in 2020.
First Quarter 2021 Results
The table below sets forth a comparison of the first quarter 2021 diluted earnings per share by business segment with the same period in 2020.

	Diluted Earnings per Share
	Three Months Ended
	3/31/2021	3/31/2020	CHANGE
Water	$0.33	$0.24	$0.09
Electric	0.07	0.06	0.01
Contracted services	0.12	0.08	0.04
Consolidated diluted earnings per share	$0.52	$0.38	$0.14
Water Segment:
Diluted earnings per share from AWR’s water utility segment, Golden State Water Company ("GSWC"), for the three months ended March 31, 2021 increased by $0.09 per share as compared to the same period in 2020. Excluding the $2.4 million of losses incurred on investments from the results for the first quarter of 2020, diluted earnings for the water segment during the first quarter of 2021 increased by $0.04 per share due to the following items (excluding the impact of billed surcharges, which have no effect on net earnings):
•    An increase in the water gross margin of $2.5 million, or approximately $0.05 per share, as a result of new rates authorized by the California Public Utilities Commission ("CPUC"). Effective January 1, 2021, GSWC received its full third-year step increase, which it achieved as a result of passing an earnings test. The full step increase is expected to generate an additional $11.1 million in water gross margin for 2021.
•    An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by $0.01 per share mainly due to increases in depreciation expense and property and other non-income taxes, partially offset by a decrease in maintenance expense.
An increase in interest expense (net of interest income) was mostly offset by an overall increase in other income primarily from gains earned during the first quarter of 2021 on investments held to fund one of the company's retirement plans.
Electric Segment:

Diluted earnings per share from the electric utility segment for the three months ended March 31, 2021 increased $0.01 per share due to an increase in the electric gross margin resulting from higher customer rates for 2021 approved by the CPUC in August 2019, and a decrease in interest expense as compared to the same period in 2020.
Contracted Services Segment:
For the three months ended March 31, 2021, diluted earnings from the contracted services segment were $0.12 per share as compared to $0.08 per share for the same period in 2020, a $0.04 per share increase primarily due to an overall increase in construction activity, as well as lower legal and other outside services costs. The increase in construction activity was largely due to timing differences of when work was performed as compared to the first quarter of 2020. We expect the contracted services segment to contribute $0.45 to $0.49 per share for the year 2021.
Notice of Redemption of Long-Term Debt
GSWC's 9.56% private placement notes issued in the amount of $28.0 million and due in 2031 can be redeemed, in whole or in part, at the option of GSWC subject to redemption schedules embedded in the agreement. The 9.56% notes are subject to a make-whole premium based on 55 basis points above the applicable Treasury Yield if redeemed prior to May 15, 2021. After May 15, 2021, the maximum redemption premium is 3.0% of par value. On April 23, 2021, GSWC notified the note holders of its intent to redeem the notes on May 24, 2021. Pursuant to the agreement, the prepayment of the notes will include the redemption premium of 3.0% on par value, or $840,000. GSWC recovers redemption premiums in its embedded cost of debt as filed in cost of capital proceedings where the cost savings from redeeming high interest rate debt are passed on to customers.
Dividends
On April 30, 2021, AWR's Board of Directors approved a second quarter dividend of $0.335 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on June 2, 2021 to shareholders of record at the close of business on May 17, 2021. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 66 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. AWR's current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the losses incurred during the first quarter of 2020 on the investments held to fund one of the company's retirement plans resulting from the negative effects on the financial markets at the start of the COVID-19 pandemic have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.
The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins, and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, May 4. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 4, 2021 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 11, 2021.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 262,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,500 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	March 31, 2021	December 31, 2020
Assets
Net Property, Plant and Equipment	$1,542,423	$1,512,043
Goodwill	1,116	1,116
Other Property and Investments	35,811	35,318
Current Assets	118,912	157,115
Other Assets	94,559	86,011
Total Assets	$1,792,821	$1,791,603
Capitalization and Liabilities
Capitalization	$1,089,719	$1,082,021
Current Liabilities	113,010	118,572
Other Credits	590,092	591,010
Total Capitalization and Liabilities	$1,792,821	$1,791,603

	Condensed Statements of Income (Unaudited)
(in thousands, except per share amounts)	Three months ended March 31,
	2021	2020

Operating Revenues
Water	$75,029	$71,424
Electric	11,539	10,968
Contracted services	30,492	26,685
Total operating revenues	117,060	109,077

Operating Expenses
Water purchased	15,239	14,092
Power purchased for pumping	2,145	1,859
Groundwater production assessment	4,440	4,148
Power purchased for resale	3,198	3,043
Supply cost balancing accounts	(2,427)	(2,165)
Other operation	8,217	8,486
Administrative and general	22,053	22,950
Depreciation and amortization	9,560	8,811
Maintenance	2,662	3,884
Property and other taxes	5,940	5,159
ASUS construction	15,704	13,111
Total operating expenses	86,731	83,378

Operating income	30,329	25,699

Other Income and Expenses
Interest expense	(6,258)	(6,050)
Interest income	455	558
Other, net	656	(2,234)
Total other income and expenses, net	(5,147)	(7,726)

Income Before Income Tax Expense	25,182	17,973
Income tax expense	5,914	3,901
Net Income	$19,268	$14,072

Weighted average shares outstanding	36,898	36,860
Basic earnings per Common Share	$0.52	$0.38

Weighted average diluted shares	36,993	36,969
Fully diluted earnings per Common Share	$0.52	$0.38

Dividends paid per Common Share	$0.335	$0.305